News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:  Immediately
Date:  May 5, 2011
Contact:  Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the First Quarter Ended March 31, 2011 and Increases Its Quarterly Common Dividend Per Share by 18.75% to $0.95

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the first quarter ended

March 31, 2011.

Operating Results for the Three Months Ended March 31, 2011

For the three months ended March 31, 2011, net income allocable to our common shareholders was $148.1 million or $0.87 per diluted common share, compared to $34.7 million or $0.21 per diluted common share for the same period in 2010, representing an increase of $113.4 million or $0.66 per diluted common share.  This increase is due to (i) a foreign currency exchange gain of $31.3 million during the quarter ended March 31, 2011 as compared to a loss of $34.8 million for the same period in 2010, (ii) an Emerging Issues Task Force D-42 (“EITF D-42”) charge totaling $25.7 million incurred in the three months ended March 31, 2010, in connection with the redemption of our Equity Shares, Series A, and (iii) improved operations of our Same Store Facilities (discussed below) and our non same store facilities.

Revenues for the Same Store Facilities (see table below) increased 3.4% or $12.0 million in the quarter ended March 31, 2011 as compared to the same period in 2010, primarily due to a 1.7% increase in average occupancy and a 1.4% increase in realized rent per occupied square foot.  Cost of operations for the Same Store Facilities remained flat in the quarter ended March 31, 2011 as compared to the same period in 2010.  Net operating income for our Same Store Facilities increased 5.4% or $12.1 million in the quarter ended March 31, 2011 as compared to the same period in 2010.

Funds from Operations

For the three months ended March 31, 2011, funds from operations (“FFO”) was $1.48 per common share on a diluted basis as compared to $0.78 per diluted common share for the same period in 2010, representing an increase of $0.70 per diluted common share or 89.7%.

For the three months ended March 31, 2011, FFO was impacted by (i) a foreign currency exchange gain of $31.3 million (compared to a loss of $34.8 million for the same period in 2010), and (ii) a $3 million gain for our equity share of PS Business Park’s (“PSB”) redemption of preferred shares in applying EITF D-42.

For the three months ended March 31, 2010, FFO was impacted by, (i) a $25.7 million reduction from the application of EITF D-42 to the redemption of Equity Shares, Series A and (ii) a $1.0 million impairment of real estate and other assets.

The following table provides a summary of the per-share impact of the items noted above:

	Three Months Ended March 31,
	2011	2010	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.28	$1.15	11.3%

Application of EITF D-42 to the redemption of securities, including our equity share from PSB	0.02	(0.15)
Foreign currency exchange gain (loss)	0.18	(0.21)
Impairment of long-lived assets	-	(0.01)

FFO per diluted common share, as reported	$1.48	$0.78	89.7%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represent those 1,931 facilities that are stabilized and owned since January 1, 2009 and therefore provide meaningful comparisons for 2009, 2010 and 2011.  The Same Store Facilities increased from 1,925 at December 31, 2010 to 1,931 at March 31, 2011. The following table summarizes the historical operating results of these 1,931 facilities (121.6 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2011.

Selected Operating Data for the Same Store Facilities (1,931 Facilities):	Three Months Ended March 31,
	2011	2010	Percentage Change
	(Dollar amounts in thousands, except weighted average amounts)
Revenues:
Rental income	$344,340	$334,154	3.0%
Late charges and administrative fees	18,597	16,760	11.0%
Total revenues (a)	362,937	350,914	3.4%

Cost of operations:
Property taxes	41,252	40,232	2.5%
Direct property payroll	25,580	24,849	2.9%
Media advertising	3,998	5,305	(24.6)%
Other advertising and promotion	5,706	5,049	13.0%
Utilities	9,984	9,586	4.2%
Repairs and maintenance	10,704	12,993	(17.6)%
Telephone reservation center	2,491	2,779	(10.4)%
Property insurance	2,461	2,367	4.0%
Other cost of management	25,249	24,301	3.9%
Total cost of operations (a)	127,425	127,461	0.0%
Net operating income (b)	235,512	223,453	5.4%
Depreciation and amortization expense	(76,127)	(77,485)	(1.8)%
Net income	$159,385	$145,968	9.2%

Gross margin (before depreciation and amortization expense)	64.9%	63.7%	1.9%

Weighted average for the period:
Square foot occupancy (c)	89.8%	88.3%	1.7%
Realized annual rent per occupied square foot (d)(e)	$12.62	$12.45	1.4%
REVPAF (e)(f)	$11.33	$10.99	3.1%

Weighted average at March 31:
Square foot occupancy	90.6%	88.9%	1.9%
In place annual rent per occupied square foot (g)	$13.38	$13.24	1.1%
Total net rentable square feet (in thousands)	121,582	121,582	-
Number of facilities	1,931	1,931	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2011	$362,937
2010	$350,914	$357,637	$368,589	$364,074	$1,441,214

Total cost of operations (in 000’s):
2011	$127,425
2010	$127,461	$122,283	$120,461	$101,417	$471,622

Property taxes (in 000’s):
2011	$41,252
2010	$40,232	$39,075	$38,954	$25,076	$143,337

Media advertising (in 000’s):
2011	$3,998
2010	$5,305	$6,463	$3,084	$-	$14,852

Other advertising and promotion (in 000’s):
2011	$5,706
2010	$5,049	$6,568	$5,542	$4,918	$22,077

REVPAF:
2011	$11.33
2010	$10.99	$11.20	$11.51	$11.38	$11.27

Weighted average realized annual rent per occupied square foot for the period:
2011	$12.62
2010	$12.45	$12.31	$12.65	$12.79	$12.55

Weighted average square foot occupancy levels for the period:
2011	89.8%
2010	88.3%	91.0%	91.0%	89.0%	89.8%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method.

On March 2, 2011, Shurgard Europe acquired its JV partner’s 80% interest in two joint ventures for €172 million ($238 million), and as a result wholly owns the 72 properties previously held by the two joint ventures.   We loaned approximately $238 million to Shurgard Europe to finance this transaction.  This loan bears interest at a fixed rate of 7.0% per annum, matures May 31, 2011, and is denominated in U.S. Dollars.  As of March 31, 2011, this loan totaled $238 million.  We expect our joint venture partner in Shurgard Europe to acquire 51%, representing their pro-rata ownership of Shurgard Europe, of the loan by May 31, 2011.  Following our joint venture partner’s funding of its pro-rata share, the loan will be restructured, and we do not expect repayment of this loan in the short-term.

At March 31, 2011, Shurgard Europe had an interest in 188 facilities (10 million net rentable square feet) located in seven Western European countries.  Seventy-two of the properties are encumbered by two loans totaling approximately €198.8 million ($280 million) at March 31, 2011.  The loans are payable to various banks and do not have recourse to Shurgard Europe’s other 116 properties or to Public Storage.  One of the loans, totaling €90.8 million ($128 million), is due May 2011 with an option to extend one additional year. The other loan, totaling €108.0 million ($152 million) matures in July 2013.

Our existing €363.8 million loan ($512.9 million at March 31, 2011) to Shurgard Europe matures on March 31, 2013, and accrues interest at 9.0% per annum.  We received principal payments on this loan totaling €9.9 million ($13.4 million) in the three months ended March 31, 2011.  The loan is denominated in Euros, and currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.  The timing of future early principal payments will depend on Shurgard Europe’s available cash flow from operations or financing and its alternative uses for that cash flow.

Acquisition of Self-Storage Facilities

During the three months ended March 31, 2011, we completed the acquisition of five facilities (386,000 net rentable square feet) in Nevada for approximately $19.6 million and in February 2011, we acquired the leasehold interest in the land at one of our existing self-storage facilities for approximately $6.6 million.  We are also under contract to acquire two facilities (227,000 net rentable square feet), one of which is in New York and another in Los Angeles, for an aggregate of approximately $28 million.

Capital and Other Investing Activities

In addition to the loan provided to Shurgard Europe described above, on February 9, 2011, we loaned PSB $121 million which PSB used to re-pay borrowings against its credit facility and repurchase preferred units.  The loan has a six-month term, no prepayment penalties, and bears interest at a rate of three-month LIBOR plus 0.85%, which is favorable in comparison to our existing rate of return on cash balances.

On February 22, 2011, we repaid our $103 million 7.75% unsecured note that matured.

On April 14, 2011, we issued 13,800,000 depositary shares (including the subsequent exercise, in part, of the underwriters’ over-allotment option) at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.5% Cumulative Preferred Share of Beneficial Interest, Series Q.  The offering resulted in gross proceeds of $345 million. On May 4, 2011, we issued an additional 1,200,000 shares of Series Q at par resulting in gross proceeds of $30 million.

On April 6, 2011, we called for redemption $350 million of our 7.25% Cumulative Preferred Share of Beneficial Interest, Series I, representing a partial redemption of $517.5 million of this series that was outstanding.   In the quarter ending June 30, 2011, we expect to record an allocation of income pursuant to EITF D-42 to the holders of these shares of approximately $11 million, representing the excess paid to redeem these shares over the original issuance proceeds.

Distributions Declared

On May 5, 2011, our Board of Trustees declared a regular common dividend of $0.95 per common share, representing an increase of $0.15 per share, or an 18.75% increase, from the previous quarter’s distribution. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 30, 2011, to shareholders of record as of June 15, 2011.

First Quarter Conference Call

A conference call is scheduled for Friday, May 6, 2011 at 10:00 a.m. (PDT) to discuss the first quarter ended March 31, 2011 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 59937113).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through May 13, 2011 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 59937113.

About Public Storage

Public Storage, a member of the S&P 500, The Forbes Global 2000 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At March 31, 2011, the Company had interests in 2,052 self-storage facilities located in 38 states with approximately 130 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21.8 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at March 31, 2011.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Form 10-Q for the period ended March 31, 2011 expected to be filed on or before May 10, 2011, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in the development process;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)

	Three Months Ended March 31,
	2011	2010
	(Amounts in thousands, except per share amounts)
Revenues:
Self-storage rental income	$385,135	$364,073
Ancillary operations	26,915	25,158
Interest and other income	7,768	8,216
	419,818	397,447
Expenses:
Cost of operations:
Self-storage facilities	135,386	132,340
Ancillary operations	8,914	8,430
Depreciation and amortization	88,542	84,717
General and administrative	14,235	10,077
Interest expense	6,984	7,339
	254,061	242,903
Income from continuing operations before equity in earnings of real estate entities, foreign currency exchange gain (loss), gain on disposition of real estate investments and asset impairment charges	165,757	154,544
Equity in earnings of real estate entities (a)	13,716	9,961
Foreign currency exchange gain (loss) (b)	31,252	(34,843)
Gain on disposition of real estate investments	198	333
Asset impairment charges	-	(611)
Income from continuing operations	210,923	129,384
Discontinued operations	(355)	533
Net income	$210,568	$129,917
Net income allocable to noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	-	(1,812)
Other noncontrolling interests in subsidiaries	(4,460)	(4,144)
Net income allocable to Public Storage shareholders	$206,108	$123,961
Allocation of net income to Public Storage shareholders:
Preferred shareholders, based upon distributions paid	$57,617	$58,108
Equity Shares, Series A, based upon distributions paid	-	5,131
Equity Shares, Series A, based on redemptions (c)	-	25,746
Restricted share units	432	238
Common shareholders	148,059	34,738
	$206,108	$123,961
Per common share:
Net income per share – Basic	$0.87	$0.21
Net income per share – Diluted	$0.87	$0.21
Weighted average common shares – Basic	169,315	168,477
Weighted average common shares – Diluted	170,382	169,310

(a)
Equity in earnings of real estate entities for the three months ended March 31, 2011 includes a $3.0 million increase related to PSB’s application of EITF D-42 to repurchases of its preferred securities.

(b)
Our foreign currency exchange gains and losses are primarily related to our existing loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

(c)
During the three months ended March 31, 2010, we called for redemption our Equity Shares, Series A for an amount that was approximately $25.7 million higher than the original issuance proceeds and, accordingly, we recorded an equivalent allocation of income from the common shareholders to the Equity Shares, Series A shareholders.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	March 31, 2011 (unaudited)	December 31, 2010
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$145,105	$456,252
Marketable securities	-	102,279
Operating real estate facilities:
Land and buildings, at cost	10,628,673	10,587,347
Accumulated depreciation	(3,142,304)	(3,061,459)
	7,486,369	7,525,888
Construction in process	7,278	6,928
	7,493,647	7,532,816

Investment in real estate entities	617,026	601,569
Goodwill	174,634	174,634
Intangible assets, net	35,866	42,091
Loans receivable from real estate entities (a)	871,777	495,229
Other assets	97,466	90,463
Total assets	$9,435,521	$9,495,333
LIABILITIES AND EQUITY
Notes payable	$461,882	$568,417
Accrued and other liabilities	210,769	205,769
Total liabilities	672,651	774,186

Redeemable noncontrolling interests in subsidiaries	12,292	12,213

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 486,390 shares issued (in series) and outstanding (486,390 at December 31, 2010), at liquidation preference	3,396,027	3,396,027
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 169,470,524 shares issued and outstanding (169,252,819 at December 31, 2010)	16,949	16,927
Paid-in capital	5,529,227	5,515,827
Accumulated deficit	(223,960)	(236,410)
Accumulated other comprehensive loss	(678)	(15,773)
Total Public Storage shareholders’ equity	8,717,565	8,676,598
Equity of permanent noncontrolling interests in subsidiaries	33,013	32,336
Total equity	8,750,578	8,708,934
Total liabilities and equity	$9,435,521	$9,495,333

(a)
Loans receivable from equity investees at March 31, 2011 includes $121.0 million receivable from PS Business Parks which bears interest at three month LIBOR plus 0.85%, $512.9 million receivable from Shurgard Europe which is denominated in Euros and bears interest at 9.0%, and an additional $237.9 million receivable from Shurgard Europe which is denominated in U.S. Dollars and bears interest at 7.0%.

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents those 151 facilities that are wholly-owned and have been operated by Shurgard Europe at a stabilized occupancy level since January 1, 2009 and therefore provide meaningful comparisons for 2009, 2010 and 2011. Due to acquiring Shurgard’s JV partner’s 80% interest in two JVs that owned 72 properties on March 2, 2011, the Shurgard Europe Same Store Pool increased from 91 at December 31, 2010 to 151 at March 31, 2011 (61 facilities were moved from the JV Pool to the Same Store Pool and one facility was deleted from the Same Store Pool since it is under redevelopment). The following table reflects the operating results of these 151 facilities.  We account for our investment in Shurgard Europe on the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of real estate entities” on our income statement.

Selected Operating Data for the 151 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2009: (unaudited)	Three Months Ended March 31,
	2011	2010 (a)	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$45,015	$44,356	1.5%
Late charges and administrative fees collected	854	724	18.0%
Total revenues (b)	45,869	45,080	1.8%

Cost of operations:
Property taxes	2,435	2,473	(1.5)%
Direct property payroll	5,514	5,525	(0.2)%
Advertising and promotion	1,375	1,554	(11.5)%
Utilities	1,344	1,291	4.1%
Repairs and maintenance	1,733	1,157	49.8%
Property insurance	261	298	(12.4)%
Other costs of management	7,689	7,784	(1.2)%
Total cost of operations (b)	20,351	20,082	1.3%

Net operating income (excluding depreciation and amortization) (c)	$25,518	$24,998	2.1%

Gross margin	55.6%	55.5%	0.2%
Weighted average for the period:
Square foot occupancy (d)	85.1%	85.5%	(0.5)%
Realized annual rent per occupied square foot (e) (g)	$26.66	$26.15	2.0%
REVPAF (f) (g)	$22.69	$22.36	1.5%

Weighted average at March 31:
Square foot occupancy	85.0%	85.2%	(0.2)%
In place annual rent per occupied square foot (h)	$30.28	$29.26	3.5%
Total net rentable square feet (in thousands)	7,935	7,935	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.400	1.400	-
Actual historical exchange rates	1.400	1.384	1.2%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three months ended March 31, 2010 have been restated using the actual exchange rate for the same periods in 2011.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

	Three Months Ended March 31,
	2011	2010
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$210,568	$129,917
Add back – depreciation and amortization	88,542	84,717
Add back – depreciation from unconsolidated real estate investments	16,788	15,320
Add back – depreciation and amortization included in Discontinued Operations	11	169
Eliminate – gain on sale of real estate investments	(198)	(333)
Eliminate – loss (gain) on sale of real estate included in Discontinued Operations	253	(437)
Eliminate – gain on our share of PSB’s sale of real estate	-	(2,112)
Consolidated FFO allocable to our equity holders	315,964	227,241
Less: allocations of FFO to noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	-	(1,812)
Other noncontrolling equity interests in subsidiaries	(4,929)	(4,597)
Consolidated FFO allocable to Public Storage shareholders	311,035	220,832
Less: allocations of FFO to:
Preferred shareholders, based on distributions paid	(57,617)	(58,108)
Restricted share unitholders	(728)	(606)
Equity Shares, Series A, based on distributions paid	-	(5,131)
Equity Shares, Series A, based on redemptions	-	(25,746)
Remaining FFO allocable to Common Shares (a)	$252,690	$131,241
Weighted average shares and FFO per share:
Regular common shares	169,315	168,477
Weighted average share options outstanding using treasury method	1,067	833
Weighted average common shares for purposes of computing fully-diluted FFO per common share	170,382	169,310
FFO per diluted common share (a)	$1.48	$0.78

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

	Three Months Ended March 31,
	2011	2010
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$252,690	$131,241
Add: Non-cash share-based compensation expense	5,070	2,632
Eliminate: Non-cash asset impairment charges	-	1,008
Eliminate: Non-cash foreign currency exchange (gain) loss	(31,252)	34,843
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share of PSB’s redemption activities	(3,017)	25,746
Less: Aggregate capital expenditures	(11,874)	(4,812)

Funds available for distribution (“FAD”) (b)	$211,617	$190,658

Distribution to common shareholders (c)	$135,507	$109,539

Distribution payout ratio (b)	64.0%	57.5%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Shares, Series A, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign currency exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)	Common shareholders received dividends of $0.80 per common share for the three months ended March 31, 2011, as compared to $0.65 per common share for the same periods in 2010.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
 (Unaudited)

	Three Months Ended March 31,
	2011	2010
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$362,937	$350,914
Other facilities (a)	22,198	13,159

Self-storage revenues (b)	385,135	364,073
Self-storage cost of operations for:
Same Store Facilities	127,425	127,461
Other facilities (a)	7,961	4,879

Self-storage cost of operations (b)	135,386	132,340
Net operating income for:
Same Store Facilities	235,512	223,453
Other facilities (a)	14,237	8,280

Consolidated net operating income (c)	249,749	231,733
Ancillary revenues	26,915	25,158
Interest and other income	7,768	8,216
Ancillary cost of operations	(8,914)	(8,430)
Depreciation and amortization	(88,542)	(84,717)
General and administrative expense	(14,235)	(10,077)
Interest expense	(6,984)	(7,339)
Equity in earnings of real estate entities	13,716	9,961
Foreign currency exchange gain (loss)	31,252	(34,843)
Gain on disposition of real estate investments, net	198	333
Asset impairment charges	-	(611)
Discontinued operations	(355)	533
Consolidated net income of the Company	$210,568	$129,917

(a)
We consolidate the operating results of 103 additional self-storage facilities that are not Same Store Facilities. Included in the tables above for the three months ended March 31, 2011, are $427,000 in revenues, and $176,000 in cost of operations, for the five self-storage facilities that we acquired in the three months ended March 31, 2011.

(b)	Self-storage revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.